Exhibit 10.4

WILSON BANK & TRUST

DIRECTOR SURVIVOR INCOME AGREEMENT

THIS DIRECTOR SURVIVOR INCOME AGREEMENT is made this 14th day of April, 2014, by and between Wilson Bank & Trust with its main office in Lebanon, Tennessee, (“Bank”), and James Randall Clemons (“Director”).

WHEREAS, to encourage the Director to remain in service to the Bank, the Bank is willing to provide benefits to the Director’s beneficiary(ies) if the Director dies prior to terminating services. The Bank will pay the benefits from its general assets, but only so long as one of its general assets is a life insurance policy on the Director’s life.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Director hereby agree as follows.

1.	Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	Termination of Service means that the Director shall have ceased being a member of the Board of Directors for any reason whatsoever. For purposes of this Agreement, if there is a dispute over the status of the Director or the date of termination, the Bank shall have the sole and absolute right to decide the dispute.

2.	Entitlement to Benefit

2.1	Pre-Termination Survivor Income Benefit. If the Director dies prior to Termination of Service with the Bank, the Bank shall pay to the Director’s designated beneficiary in a single lump sum the survivor income benefit described in Paragraph 2.3.

2.2	Contingency for Payment. The Bank will pay the benefits from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Director’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

2.3	Amount of Benefits. If the Director dies prior to Termination of Service, the Bank shall pay the amount shown on Schedule A, attached to this Agreement. Any payments hereunder shall be paid to the Director’s beneficiary(ies) in a single lump sum within 60 days after the Director’s death.

3.	Beneficiaries

3.1	Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

3.2	Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

4.	General Limitations

4.1	Termination. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Service occurs as defined in Paragraph 1.1 above.

4.2	Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Director commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Director.

4.3	Removal. Notwithstanding any provision of this Agreement to the contrary, if the Director is removed from service or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), or is terminated for cause, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order or Termination for Cause. Termination for Cause means the Bank has terminated the Director’s service for any of the following reasons:

(a)	Gross negligence or gross neglect of duties;

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)	Fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in an adverse effect on the Bank.

4.4	Insolvency. Notwithstanding any provision of this Agreement to the contrary, if the Department of Banking appoints the Federal Deposit Insurance Corporation as receiver for the Bank all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

5.	Claims and Review Procedures

5.1	Claims Procedure. A participant or beneficiary (claimant) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a)	Initiation: Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

(b)	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(c)	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

i.	The specific reasons for the denial;

ii.	A reference to the specific provisions of the Agreement on which the denial is based;

iii.	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

iv.	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

v.	A statement of the claimant’s right to bring a civil action under ERISA (Employee Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

5.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a)	Initiation: Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)	Additional Submissions: Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(e)	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

i.	The specific reasons for the denial;

ii.	A reference to the specific provisions of the Agreement on which the denial is based;

iii.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

iv.	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.	Miscellaneous

6.1	Amendments and Termination. The Bank may amend or terminate this Agreement at any time. In addition, the Bank may modify Schedule A at its sole discretion.

6.2	Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

6.3	No Guarantee to Serve as Director. This Agreement is not a contract for service as a Director. It does not give the Director the right to remain a Director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain in service nor interfere with the Director’s right to terminate service at any time.

6.4	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

6.5	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

6.6	Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of Tennessee, without giving effect to the principles of conflict of laws of such state.

6.7	Unfunded Arrangement. The Director’s beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and the Director’s beneficiary(ies) have no preferred or secured claim.

6.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director’s beneficiary by virtue of this Agreement other than those specifically set forth herein.

6.9	Administration. The Bank shall have all powers which are necessary to administer this Agreement, including but not limited to:

(a)	Interpreting the provisions of the Agreement;

(b)	Establishing and revising the method of accounting for the Agreement;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

6.10	Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.11	Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with the law.

6.12	Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

6.13	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to:

Wilson Bank & Trust

ATTN: Lisa Pominski

PO 768

Lebanon, TN 37088

(b)	If to the Director, to:

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

IN WITNESS WHEREOF, the Director and a duly authorized Bank Officer have signed this Agreement.

Director:	Bank:

J. Randall Clemons	Wilson Bank & Trust
(Name of Director)

/s/ J. Randall Clemons	By:	/s/ H. Elmer Richerson
(Signature of Director)

	Its:	President

SCHEDULE A

JAMES CLEMONS

Age	Benefit Amount
62	400,000
63	400,000
64	400,000
65	400,000
66	400,000
67	400,000
68	400,000
69	400,000
70	400,000
71	400,000
72	400,000
73	400,000
74	400,000
75	399,908
76	383,053
77	365,554
78	347,557
79	333,665
80	0

WILSON BANK & TRUST

DIRECTOR SURVIVOR INCOME AGREEMENT

DESIGNATION OF BENEFICIARY

Director: _________________________________

Definitions:

Primary Beneficiary means the person(s) who will receive the Benefits in the event of the Director’s death. Proceeds will be divided in equal shares if multiple primary beneficiaries are named, unless otherwise indicated. If percentages are listed, the total must equal 100%.

Contingent Beneficiary means the person(s) who will receive the Benefits if the primary beneficiary is not living at the time of the Director’s death.

Trust as Beneficiary Designation can be done by using the following written statement: “To [name of trustee, trustee of the [name of trust], under a trust agreement dated [date of trust].”

Primary Beneficiary	DOB	Social Security #	Address	% of Proceeds

Contingent Beneficiary	DOB	Social Security #	Address	% of Proceeds

The undersigned employee acknowledges that _________________ Bank (“Bank”) is providing this Death Benefit subject to the terms and conditions of the Agreement entered into with Director.

, 20
Director’s Signature	Date

Acknowledged Receipt by the Bank:

, 20
Officer

This beneficiary designation supersedes all previously executed beneficiary designations.